Exhibit 99.1

FOR IMMEDIATE RELEASE
August 11, 2004

For More Information, Contact:
 Willard "Chuck" Lewis
Chief Operating Officer
(404) 653-2815

Citizens Bancshares Corporation Announces Second Quarter Earnings for 2004

ATLANTA, August 11, 2004 /PRNewswire—FirstCall/—Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the "Company"), the parent company of Citizens Trust Bank ("CTB"), today announced its second quarter earnings of $0.30 per diluted share in the second quarter 2004, down from $0.35 per diluted share from the same period of the previous year. Second quarter net income decreased by 15 percent to $614,000 compared to $719,000 a year earlier, as the second quarter 2004 net income was impacted by a 285 percent increase in the provisions for loan losses or $0.09 per diluted share. During the three month period ending June 30, 2004, the Company recorded a loan loss provision of $250,000 compared to $65,000 for the same period last year. Total nonperforming assets declined from $8,530,000 at December 31, 2003 to $4,889,000 at June 30, 2004. As a percent of total assets, nonperforming assets improved by 0.92 percent to1.45 percent at June 30, 2004 compared to 2.37 percent at December 31, 2003.

For the six month period ending June 30, 2004, the Company had net income of $1,276,000 representing a decrease of $47,000 or 4 percent compared to a net income of $1,323,000 for the same period in 2003. The Company had earnings per diluted share of $0.61 for the six month period ended June 30, 2004 compared to $0.64 per diluted share for the six month period ended June 30, 2003. The provision for loan losses for the six month period ending June 30, 2004 was $550,000 compared to $280,000 for the same period last year, representing an increase of 96 percent or $0.13 per diluted share. At June 30, 2004, the Company considered its allowance for loan losses to be adequate.

Citizens Trust Bank has been a partner in the Atlanta community since 1921. The goal from its inception was to promote financial stability and business development, to stress the principle of thrift and to make home ownership possible for more people. The bank currently operates in four separate markets in Georgia and Alabama. With nearly $340 million in assets, the 82-year-old bank maintains its position among the top 3 African American commercial banks nationwide. Through its parent company, Citizens Bancshares Corporation (OTC Bulletin Board: CZBS), CTB offers its common stock on the OTC Bulletin Board under the trading symbol, CZBS. Visit Citizens Trust Bank on the World Wide Web at www.CTBConnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

SOURCE: Citizens Bancshares Corporation